                                                                      EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)

                                              Three Months                           Nine Months
                                              ------------                           -----------
                                            Ended November 30,                    Ended November 30,
                                            ------------------                    ------------------
                                         1996                1995              1996                1995
                                      ----------          ----------        ----------          ----------
Primary

Average shares outstanding                23,480              20,630            22,308              20,630
Net effect of dilutive stock options
  - based on the treasury stock
  method using average market price          663                  94               582                  82
                                         -------             -------           -------             -------
Total                                     24,143              20,724            22,890              20,712
                                         =======             =======           =======             =======
Net income                               $ 2,589             $   779           $12,104             $ 6,080
                                         =======             =======           =======             =======
Per share amount                         $   .11             $   .04           $   .53             $   .29
                                         =======             =======           =======             =======
Fully Diluted


Average shares outstanding                23,480              20,630            22,308              20,630
Net effect of dilutive stock options
  - based on the treasury stock method
  using the higher of the average
  market price for the period or the
  market price at the end of the period      669                 100               667                  98
                                         -------             -------           -------             -------
Total                                     24,149              20,730            22,975              20,728
                                         =======             =======           =======             =======
Net Income                               $ 2,589             $   779           $12,104             $ 6,080
                                         =======             =======           =======             =======
Per share amount                         $   .11             $   .04           $   .53             $   .29
                                         =======             =======           =======             =======

NOTE: Average shares outstanding used for net income per share included in the Company's financial statements reflect the effect of the stock options granted since their effect is more than 3% dilutive. Only fully diluted earnings per share have been disclosed in the Company's financial statements as primary earnings per share are substantially the same.

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